As filed with the Securities and Exchange Commission on October 18, 2004
Registration No. 333-116965

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

to
FORM SB-2
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
INTERCHANGE CORPORATION
(Name of small business issuer in its charter)

Delaware	7389	33-0849123
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Interchange Corporation	Heath B. Clarke
24422 Avenida de la Carlota, Suite 120	24422 Avenida de la Carlota, Suite 120
Laguna Hills, California 92653	Laguna Hills, California 92653
(949) 784-0800	(949) 784-0800
(Address and telephone number of principal executive offices and principal place of business)	(Address and telephone number of agent for service)

Copies To:

Cary K. Hyden, Esq.	Ellen S. Bancroft, Esq.
Derek D. Dundas, Esq.	Scott R. Santagata, Esq.
Latham & Watkins LLP	J.R. Kang, Esq.
650 Town Center Drive, 20th Floor	Dorsey & Whitney LLP
Costa Mesa, California 92626-1925	38 Technology Drive
(714) 540-1235	Irvine, California 92618
(949) 932-3600

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date hereof.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.     ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the completion of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, attached as Exhibit 3.1 hereto, and our amended and restated bylaws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered into separate indemnity agreements, a form of which is attached as Exhibit 10.9 hereto, with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this registration statement:

Exhibit
Document	Number

Form of Underwriting Agreement	1.1
Amended and Restated Certificate of Incorporation	3.1
Amended and Restated Bylaws	3.2
Form of Indemnity Agreement	10.9

Item 25.     Other Expenses Of Issuance And Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the offering of the common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers Inc. filing fee and the Nasdaq SmallCap Market application fee.

SEC registration fee	$3,645
NASD filing fee	3,375
Nasdaq SmallCap Market application fee	5,000
Nasdaq SmallCap Market entry fee	35,000
Nasdaq SmallCap Market annual fee (prorated for 2004)	5,000
Accounting fees and expenses	75,000
Legal fees and expenses	400,000
Printing and engraving expenses	125,000
Blue sky fees and expenses	50,000
Transfer agent and registrar fees and expenses	25,000
Directors’ and officers’ insurance premium	175,000
Miscellaneous	24,980

Total	$927,000

Item 26.     Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities we have sold since January 2001.

(1)	Between March 2001 and November 2001, we sold, in a private placement to four accredited investors, 11,000 shares of convertible preferred Series C stock for $44,000, which upon the completion of this offering will be converted into 12,985 shares of common stock. Additionally, we sold, in a private placement to four accredited investors, 7,333 shares of convertible preferred Series D stock for $44,000, which upon the completion of this offering will be converted into 8,078 shares of common stock. Additionally, we sold in a private placement to five accredited investors, 27,750 shares of convertible preferred Series E stock for $122,000, which upon the completion of this offering will be converted into 31,675 shares of common stock.

(2)	In April 2001, we sold, in a private placement to two accredited investors, 60,000 shares of common stock for $120,000.

(3)	In April 2001, we issued 481 shares of common stock upon exercise of options with an aggregate exercise price of $1,923.

(4)	In May 2001, we issued 35,415 shares of common stock to an accredited investor for financial consulting services valued at $70,830.

(5)	In June 2001, we sold, in a private placement to three accredited investors, 80,000 shares of common stock for $160,000.

(6)	In June 2001, we issued 4,441 shares of common stock to three accredited investors in payment for $17,763 of outstanding liabilities.

(7)	In July 2001, we issued 563 shares of common stock to a sophisticated investor for financial consulting services valued at $2,250.

(8)	In July 2001, we issued a promissory note bearing interest at a rate of 10% per annum and a principal amount of $30,000 to an accredited investor.

(9)	In July 2001, we issued to an accredited investor a convertible secured promissory note with a principal amount of $350,000, bearing interest of 10% convertible into common stock at a rate of $2.00 per share.

(10)	In August 2001, we issued 3,125 shares of common stock to an accredited investor in payment for $12,500 of outstanding liabilities.

(11)	In September 2001, we issued 2,716 shares of common stock to two accredited investors for financial consulting services valued at $12,500.

(12)	In October 2001, we issued 1,167 shares of common stock to a sophisticated investor for financial consulting services valued at $4,666.

(13)	In October 2001, we issued to an accredited investor a convertible secured promissory note with a principal amount of $125,000, bearing interest of 10% convertible into common stock at a rate of $2.00 per share.

(14)	In November 2001, we issued 12,500 shares of common stock to an accredited investor in exchange for settlement of a note payable valued at $25,000.

(15)	In November 2001, we issued to an accredited investor a convertible secured promissory note with a principal amount of $75,000, bearing interest of 10% convertible into common stock at a rate of $2.00 per share.

(16)	In November 2001, we issued 625 shares of common stock to a foreign investor for $5,000 of commission related to the conversion of notes payable.

(17)	In December 2001, we issued 1,563 shares of common stock to an accredited investor for financial consulting services valued at $6,250.

(18)	In January 2002, we sold, in a private placement to a foreign investor, 6,250 shares of common stock for $25,000.

(19)	In February 2002, we issued 1,563 shares of common stock to an accredited investor for $6,250 of financial consulting services.

(20)	In April 2002, we sold, in a private placement to an accredited investor, 22,059 shares of common stock for $75,000.

(21)	In April 2002, we issued 12,500 shares of common stock to an accredited investor for $100 of financial consulting services.

(22)	In May 2002, we sold, in a private placement to an accredited investor, 22,059 shares of common stock for $75,000.

(23)	In May 2002, we issued 1,563 shares of common stock to an accredited investor for financial consulting services valued at $6,250.

(24)	In May 2002, we issued a promissory note bearing interest at a rate of 18% per annum and a principal amount of $66,000 to an accredited investor in payment for outstanding liabilities.

(25)	In June 2002, we issued 1,250 shares of common stock to an accredited investor for financial consulting services valued at $5,000.

(26)	In June 2002, we issued a secured promissory note with a principal amount of $100,000 to an accredited investor in conjunction with an agreement for the accredited investor to obtain a $100,000 letter of credit on behalf of us.

(27)	In July 2002, we issued 6,250 shares of common stock to an accredited investor for financial consulting services valued at $21,250.

(28)	In November 2002, we issued to an accredited investor a convertible secured promissory note with a principal amount of $250,000, bearing interest of 10% convertible into common stock at a rate of $2.00 per share.

(29)	In January 2003, we issued to an accredited investor three convertible secured promissory notes with a principal amount of $500,000, bearing interest of 10% convertible into common stock at a rate of $2.00 per share.

(30)	In February 2003, we issued 50,000 shares of common stock to an accredited investor for settlement of a note payable valued at $100,000.

(31)	In March 2003, we issued 2,500 shares of common stock to a sophisticated investor for financial consulting services valued at $5,000.

(32)	In April 2003, we issued 4,375 shares of common stock upon exercise of options with an aggregate exercise price of $1,750.

(33)	Between August 2003 and November 2003, we issued to various accredited or sophisticated investors convertible secured debentures with an aggregate principal amount of $2,382,000, bearing interest of 8%, convertible into common stock at a rate of $3.35 per share. In connection with the issuance of the convertible secured debentures, we paid $604,708 in cash and placement agent fees.

(34)	In January 2004, we issued 100,000 shares of common stock to five of our officers in lieu of $200,000 of deferred salaries and bonuses.

(35)	Since January 1, 2001, we have issued warrants to various accredited, sophisticated or foreign investors to purchase 1,818,257 shares of common stock at a weighted average exercise price of $3.62.

(36)	Since January 1, 2001, we have issued options to directors, officers, employees and consultants pursuant to our 1999, 2000, and 2004 Stock Incentive Plans to purchase 1,231,822 shares of common stock at a weighted average exercise price of $2.84.

The issuances of securities described in paragraphs (3), (32) and (36) above were deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

The issuances of various securities described in paragraphs (12), (18) and (35) above was deemed to be exempt from the registration requirements of the Securities Act in reliance on Regulation S as a sale transaction by an issuer where the purchaser of the securities certifies that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person and as otherwise required under Regulation S.

The issuance of securities in the transactions described above, other than those described in paragraphs (3), (12), (18), (32) and (36), were deemed exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their level of sophistication or status as an accredited investor and their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

There were no underwriters employed in connection with any of the transactions set forth in this Item 26.

Item 27.	Exhibits

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement
3	.1*	Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of the offering
3	.2*	Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of the offering
4	.1*	Specimen common stock certificate
4	.2*	Form of Securities Purchase Agreement—Series A Preferred stock
4	.3*	Form of Securities Purchase Agreement—Series B Preferred stock
4	.4*	Form of Securities Purchase Agreement—Series C, Series D and Series E Preferred stock
4	.5*	Promissory Note, dated July 18, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.6*	Promissory Note, dated October 24, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.7*	Promissory Note, dated November 28, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.8*	Promissory Note, dated November 25, 2002, by and between the Registrant and Frastacky Associates, Inc.
4	.9*	Promissory Note, dated January 17, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.10*	Promissory Note, dated January 17, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.11*	Promissory Note, dated January 30, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.12*	Loan Extension and Conversion Agreement, dated June 29, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.13*	Security Agreement, dated August 15, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.14*	Form of Unit Subscription Agreement for Convertible Secured Debentures
4	.15*	Form of 8% Convertible Secured Promissory Note
4	.16*	Form of Warrant
4	.17*	Loan Extension and Conversion Agreement, dated April 1, 2004, by and between the Registrant and Frastacky Associates, Inc.
4	.18*	Form of Extension Agreement by and between the Registrant and holders of Secured Convertible Debentures
4	.19*	Form of Common Stock Purchase Warrant between the Registrant and the underwriters
5	.1*	Opinion of Latham & Watkins LLP
10	.1#*	1999 Incentive Equity Plan
10	.2#*	2000 Incentive Equity Plan
10	.3*	Amended and Restated 2004 Incentive Equity Plan
10	.4*	Office Lease, dated as of June 26, 2002, by and between the Registrant and EOP-Oakwood Plaza Laguna, LLC
10	.5*	Irrevocable Stand-by Letter of Credit, dated September 18, 2003, with Silicon Valley Bank for the benefit of EOP-Oakwood Plaza Laguna, LLC
10	.6#*	Employment Agreement, dated as of January 3, 2003, by and between Heath B. Clarke and the Registrant
10	.7#*	Employment Agreement, dated as of January 3, 2003, by and between Michael A. Sawtell and the Registrant

Exhibit
Number		Exhibit Description

10	.8#*	Employment Agreement, dated as of February 3, 2003, by and between Douglas S. Norman and the Registrant
10	.9*	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers
10	.10*	Letter Agreement, dated October 27, 2003, by and between the Registrant and the Internal Revenue Service
10	.11†	Prioritized Listings Syndication Agreement, dated October 12, 2001, by and between the Registrant and LookSmart, Ltd., as amended effective as of June 30, 2004
10	.12†	ePilot Search Distribution Agreement, dated as of September 2, 2003, by and between the Registrant and Okomara Digital Media IBC
23.1		Consent of Haskell & White LLP, independent registered public accounting firm
23	.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney

*	Previously filed.

**	To be included by amendment.

#	Indicates management contract or compensatory plan.

†	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain portions of this exhibit under Rule 406 of the Securities Act of 1933. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 28.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California, on the 18th day of October, 2004.

INTERCHANGE CORPORATION

/s/ Heath B. Clarke

Heath B. Clarke
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Heath B. Clarke Heath B. Clarke	Chief Executive Officer and Chairman of the Board (principal executive officer)	October 18, 2004

/s/ Douglas S. Norman Douglas S. Norman	Chief Financial Officer and Secretary (principal financial and accounting officer)	October 18, 2004

* Theodore E. Lavoie	Director	October 18, 2004

* Philip K. Fricke	Director	October 18, 2004

*By: /s/ Heath B. Clarke Heath B. Clarke Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement
3	.1*	Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of the offering
3	.2*	Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of the offering
4	.1*	Specimen common stock certificate
4	.2*	Form of Securities Purchase Agreement—Series A Preferred stock
4	.3*	Form of Securities Purchase Agreement—Series B Preferred stock
4	.4*	Form of Securities Purchase Agreement—Series C, Series D and Series E Preferred stock
4	.5*	Promissory Note, dated July 18, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.6*	Promissory Note, dated October 24, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.7*	Promissory Note, dated November 28, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.8*	Promissory Note, dated November 25, 2002, by and between the Registrant and Frastacky Associates, Inc.
4	.9*	Promissory Note, dated January 17, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.10*	Promissory Note, dated January 17, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.11*	Promissory Note, dated January 30, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.12*	Loan Extension and Conversion Agreement, dated June 29, 2003, by and between the Registrant and Frastacky Associates, Inc.
4	.13*	Security Agreement, dated August 15, 2001, by and between the Registrant and Frastacky Associates, Inc.
4	.14*	Form of Unit Subscription Agreement for Convertible Secured Debentures
4	.15*	Form of 8% Convertible Secured Promissory Note
4	.16*	Form of Warrant
4	.17*	Loan Extension and Conversion Agreement, dated April 1, 2004, by and between the Registrant and Frastacky Associates, Inc.
4	.18*	Form of Extension Agreement by and between the Registrant and holders of Secured Convertible Debentures
4	.19*	Form of Common Stock Purchase Warrant between the Registrant and the underwriters
5	.1*	Opinion of Latham & Watkins LLP
10	.1#*	1999 Incentive Equity Plan
10	.2#*	2000 Incentive Equity Plan
10	.3*	Amended and Restated 2004 Incentive Equity Plan
10	.4*	Office Lease, dated as of June 26, 2002, by and between the Registrant and EOP-Oakwood Plaza Laguna, LLC
10	.5*	Irrevocable Stand-by Letter of Credit, dated September 18, 2003, with Silicon Valley Bank for the benefit of EOP-Oakwood Plaza Laguna, LLC
10	.6#*	Employment Agreement, dated as of January 3, 2003, by and between Heath B. Clarke and the Registrant
10	.7#*	Employment Agreement, dated as of January 3, 2003, by and between Michael A. Sawtell and the Registrant
10	.8#*	Employment Agreement, dated as of February 3, 2003, by and between Douglas S. Norman and the Registrant
10	.9*	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

Exhibit
Number		Exhibit Description

10	.10*	Letter Agreement, dated October 27, 2003, by and between the Registrant and the Internal Revenue Service
10	.11†	Prioritized Listings Syndication Agreement, dated October 12, 2001, by and between the Registrant and LookSmart, Ltd., as amended effective as of June 30, 2004
10	.12†	ePilot Search Distribution Agreement, dated as of September 2, 2003, by and between the Registrant and Okomara Digital Media IBC
23.1		Consent of Haskell & White LLP, independent registered public accounting firm
23	.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney

*	Previously filed.

**	To be included by amendment.

#	Indicates management contract or compensatory plan.

†	Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain portions of this exhibit under Rule 406 of the Securities Act of 1933. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.